U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

October 7, 2014

Commission file number 001-10196

STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1, Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

On September 30th, 2014, Studio One Media, Inc. (the "Company"), a leading-edge audio and video technology company, entered into a licensing and option agreement to merge its MyStudio operations with bBooth, Inc. for a total consideration of $1,550,000 consisting of cash and stock in bBooth, as well as a financial interest in the Company's television development project. bBooth is a privately held Los Angeles-based company which intends to install interactive recording booths in the U.S. and internationally and capitalize on the content created therein.

The key financial consideration consists of the following:

• The Company will be paid $1,250,000 over 18 months for a conditional perpetual license of its MyStudio-related intellectual property (including related patents); of the total cash consideration, $200,000 has been already been paid to the Company.
• Upon full payment of the $1,250,000, bBooth will have the option to purchase six freestanding MyStudios and one mobile MyStudio for a nominal fee.
• The Company will also receive approximately 600,000 shares of bBooth, Inc., which is currently valued at $300,000.
• Additionally, the Company will retain half of any profits earned from a proposed MyStudio television show that has been under development with Lionsgate.

The transaction represents the Company's largest technology licensing agreement to date. The Company is focused on generating revenue streams through the licensing of its proprietary technologies which includes issued and pending patents.

The agreement will allow the Company to focus exclusively on its leading edge AfterMaster audio technologies. Pursuant to a joint development agreement with ON Semiconductor, an international semiconductor manufacturer, the Company is in the final stages of the development and commercialization of a proprietary software algorithm and audio chip based on its AfterMaster HD audio technology (www.aftermasterhd.com). The algorithm and chips will allow consumer product manufacturers an opportunity to offer a significantly improved and differential audio experience in their products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 7, 2014

By:	/s/ Kenneth R. Pinckard
Name:	Kenneth R. Pinckard
Title:	Vice President